Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Safeway Inc. on Form S-3 of our report dated March 17, 2004 (which report expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of a new accounting standard) contained in the Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, of Safeway Inc. for the fiscal year ended January 3, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California
July 27, 2004